Exhibit 5.2
[Torys LLP Letterhead]
April 21, 2009
Manulife Financial Corporation
200 Bloor Street East
Toronto, Ontario M4W 1E5
Canada
Ladies and Gentlemen:
RE:  MANULIFE FINANCIAL CORPORATION AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM F-9
We hereby consent to the references to our firm name in the prospectus filed as part of Amendment No. 1 to the registration statement on Form F-9 relating to the offering of US$1,000,000,000 of Debt Securities, Class A Shares and Class B Shares by Manulife Financial Corporation. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Sincerely,
/s/ TORYS LLP